September 15, 2004

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank Acquires Construction Lending Offices from First Indiana Bank

LINCOLN, NE — September 15, 2004 — TierOne Bank, a subsidiary of TierOne Corporation (NASDAQ: TONE), announced today that it has entered into a definitive asset purchase agreement with First Indiana Bank of Indianapolis, Indiana to acquire a portion of First Indiana’s active residential construction loan business.

The acquisition includes the purchase of approximately $128 million of outstanding residential construction loans against forward commitments of approximately $260 million.

“This acquisition represents an outstanding opportunity to expand TierOne Bank’s construction lending business,” said Gilbert G. Lundstrom, chairman and chief executive officer of TierOne Bank. “Our construction lending expertise gained over the last three decades will provide these customers additional services and strengthen our presence in markets where we have successfully done business for several years.”

The residential construction loans purchased by TierOne Bank consist of loans made either directly to individual homebuyers or to residential builders.

The transaction will allow TierOne to add additional loan production offices in Phoenix, Arizona; Orlando, Florida; and Charlotte and Raleigh, North Carolina. TierOne Bank currently has loan production offices in Colorado Springs, Denver and Fort Collins, Colorado and Maple Grove, Minnesota.

Lundstrom said he expects the transaction with First Indiana Bank to close by the end of October 2004.

TierOne Corporation is the parent company of TierOne Bank, a $2.7 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer and commercial banking products and services through a geographically diverse network of 68 banking offices located in Nebraska, Iowa and Kansas and eight loan production offices located in Arizona, Colorado, Florida, Minnesota and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated difficulties in realizing the growth opportunities and cost savings from the acquisition of United Nebraska Financial Co., unanticipated issues related to the resultant integration of United Nebraska Financial Co. and United Nebraska Bank; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

###